Guanwei Recycling Corp.

A Fast Growing Leader In Environmentally Sound Plastics Recycling and China's Top Producer of Recycled Low Density Polyethylene (LDPE) Meeting the Highest Chinese and European Green Standards

Corporate Profile

June, 2010

NASDAQ: GPRC

Industry: Plastics

Sector: Recycling

Employees: 494

Guanwei Recycling Corp.

Rong Qiao Economic Zone

Fuqing City, Fujian Province

People's Republic of China

300500

Tel: 86-591 8537-2532

Fax: 86-591 8537-0005



www.guanweirecycling.com

Investor Relations (U.S.)

Robert Agriogianis

Focus Asia Partners

Tel: 973-845-6642

www.focusasiapartners.com

email:

bob@focusasiapartners.com

Select Financials

Fiscal Year End: Dec. 31

Recent Price: $3.95 (6/2/10)

Market Cap: approx. $79MM

F/D Shares Outstanding: 20MM shares

Management Ownership: 12 MM shares (60%)

Daily Volume: 20,000 shares

Auditor: BDO Limited

Attorneys: K&L Gates LLP

Transfer Agent:

Corporate Stock Transfer

An environmental leader, Guanwei Recycling Corp. (NASDAQ: GPRC) is the largest producer of recycled low density polyethylene (LDPE) in China— the world's largest recycled plastics market. The Company's rapid growth (2009 sales up approximately 86% to $47.26 million compared to $25.43 million in 2008 and up 61% in 2008 compared to 2007, despite a slowed economy) is fueled by the fact that plastics consumption in China far outpaces domestic production. Recycled plastic helps fill this gap and exceeded 24% of the plastics consumed in China in 2008 and 2009. Further, LDPE produced by Guanwei is utilized by nearly 300 customers in ten different industries, including building and construction products where the government is heavily promoting its usage. Guanwei's environmental leadership also provides a major business advantage over competition. As one of the few recyclers in China licensed by the Chinese government and audited by TUV Rheinland cert GmbH, the Company directly procures most of its high quality plastic waste in Germany and other European countries (Holland and Spain), with no middlemen, resulting in lower production costs and higher yields of top grade LDPE. To maintain German certification, Guanwei's production process and waste disposal are regularly monitored to meet the highest "green" standards for air, water and noise discharge. Looking ahead, the Company anticipates continuing its strong growth pattern. In a recovering economy, while LDPE pricing and demand has continued to strengthen- - as reflected in the Company's 102% increase in net income in 2009 compared to 2008- - the Company believes the growth of plastic recyclers will continue to exceed the growth of the Chinese plastics industry. In March, Guanwei announced that it was entering 2010 in a very strong position, having increased customers from 210 to nearly 300 during 2009, while doubling its European supplier base. In April, 2010,Guanwei achieved another milestone event with a listing on NASDAQ.

2010 Net Income Grew 73.4%-For its first quarter ended March 31, 2010 the Company reported a sharp increase in net income, which rose 73.4% to $2,204,604, ($0.11 per share) compared with $1,271,586 in the same period last year. The strong advance was primarily a consequence of a 24.65% increase in revenues from the Company's high margin, core self manufactured recycled LDPE in the period, which grew to $9,319,708, as compared to $7,476,990 in the first quarter of 2009, as well as lower raw material costs. Reported net revenues in the 2010 first quarter, however, were $9,494,226 compared with $22,611,689 in the first three months of 2009. As previously reported, as a result of the prevailing negative industry conditions following the global economic crisis in the 2009 first quarter, the Company prudently reduced its raw material inventory, resulting in raw material sales of $7,483,107. Also, to help build sales to new customers in that period, it sold recycled LDPE manufactured by others, generating revenues of $7,512,903. It has since maintained satisfactory inventory levels, and also has ceased the resale of other manufacturer's products, focusing instead on sales of its own higher quality and higher margin self manufactured recycled LDPE. Mr. Chen Min, CEO of the Company, commenting on the strong start to the year, stated, "This was fully anticipated, as we began the year with a greatly expanded customer base – nearly 300 customers in ten different industries – and with rebounding LDPE prices as demand for our product has continued to grow. Most significant has been our ability to bolster and diversify our long term European raw material supply base, which is what gives us a significant edge over competition. It also is the key element in maintaining our rapid growth, which is what we continue to anticipate in 2010."

First Quarter Ended March 31,



Revenues Excluding Discontinued Sales ($MM)
$ 10
$ 9
$ 8
$ 7
$ 6
$ 5
$ 4
$ 3
$ 2
$ 1
$9,319,708MM
$7,476,990MM
+24.6%
2009
2010



Net Income ($MM)
$3.00
$2.60
$2.20
$1.80
$1.40
$1.00
$0.60
$0.20
-$0.20
$2,204,604MM
$1,271,586MM
+73.4%
2009
2010

Reasons To Consider

- Guanwei is a rapidly growing "green" investment with 2009 revenue growth of 102% compared with 2008 and an approximately 86% increase in net income over the same period. In Q1 2010, growth continued as revenues excluding discontinued sales grew 24.6% and net income increased 73.4% compared with Q1 in 2009.
- The Company is the largest manufacturer in China of recyclable low density polyethylene (LDPE) and is reaping the benefits of an improving economy there. Growing demand for LDPE, especially in the building and infrastructure industries, has recently brought LDPE prices back to former levels in 2008 while raw material costs are lower. Even during the economic slowdown, the Company's sales advanced strongly (+60% in FY 2008).
- Guanwei has a continuing raw material cost advantage with its ability to purchase waste directly in Europe, (Germany, Holland & Spain)– without middlemen– because it is among the very few companies meeting stringent German environment standards in addition to being certified by the PRC government.
- With most of its plastic waste purchased in Europe, Guanwei has a higher yield of top grade, higher priced LDPE and less non-LDPE plastic waste than its competitors. Most recently, it signed a long-term supply contract for a minimum of 10,000 tons of raw material annually with a major German supplier and is in negotiations with others.
- China has continued to consume vastly more plastic than it produces. Consequently, plastic recycling is a necessity, contributing approximately 24% to total plastic consumption in 2008 and 2009, and growing much faster than the plastics industry as a whole.
- As LDPE prices have rebounded to 2008 levels, demand among the approximately 300 customers served by Guanwei in 10 different industries is growing and, in the case of building and construction materials, is being boosted by strong government support.
- Guanwei has strong financials with no long term debt and $10,281,911 in cash (as of 3/ 31/10).

* All financial figures in this document (including graphs) are unaudited. For more information, please consult the Company's filings with the US Securities and Exchange Commission.

Low Density Polyethylene (LDPE)

LDPE is one of seven types of plastic polymers used in packaging. Key properties of this polymer are its ease of processing, strength, toughness, ease of sealing and that it acts as a moisture barrier. Guanwei imports unrecycled LDPE mostly from Europe (80%). Most plastic waste in China has been previously recycled and has lower tensile strength and cannot be completely transparent. The recycled LDPE manufactured by Guanwei typically sells for substantially less than virgin plastic. The four grades of LDPE produced by Guanwei after processing into plastic "grains", are distinguishable primarily by color and transformed into a wide variety of end products by Guanwei's customers.



Multiple Industries/Multiple Products

- Six types of plastic waste (approximately 8% of imported material) are sorted out first by Guanwei's experienced team of more than 150 workshop employees (out of more than **494 employees** in total) at Guanwei's **60,000 square meter raw material storage and manufacturing plant** in Fuqing City in Fujian Province.
- The remaining LDPE processed into four grades of plastic "grains", is sold **to more than 300 Guanwei customers** throughout China, operating in **ten different industries**.
- The primary **industries** utilizing LDPE are: infrastructure, building and construction and shoes.
- The primary **products** are plastic pipes (water, sewage, gas and sheath wire), shoe soles, composite panels and others.

Strong Market Demand:A Growth Opportunity (Source: Guanwei 8-K filed on 12/22/09)

- China is now the second largest market for plastics after the U.S. and the world's largest recycled plastics market.
- More than 24% of the plastic consumed in China in 2009 was recycled plastic.
- Only 50% of China's plastic needs are met by self-manufacturing and much of the remainder is imported.
- According to China Custom, the growth of the Chinese **plastics industry** continued in Q1 2010,as polyethylene production increased 19%, the volume of plastic products increased 20.7% and exported plastic products grew 11.6% compared to the same period last year.
- Further, the **Chinese government promotes the use of plastics** with goals to achieve 70% to 90% plastic usage in such products as water and heating supply pipelines, rainwater drainage pipes, city water supply pipelines and sheathware.
- By 2010 China's production of plastic pipelines will reach 4.5MM tons, and by 2015 exceed 6MM tons.
- The industry estimate of LDPE consumption in China in 2010 is 7.7MM tons. (Source: 2009 China Plastics Industry Report)
- Guanwei is emphasizing expansion in the construction/infrastructure sector.

Four Grades Of Plastic


A GRADE
B GRADE
C GRADE
Black
A
B
C
D

All products have the same quality and characteristics, the only difference is color.

Product allocation is roughly 3:2:2:3: among these 4 grades.

Grade A product sells for about US $1150 per ton. For other grades, the price difference is about US$75-US$100 per grade.

Guanwei's Advantage: Imported Plastic Waste

Guanwei leads the recycled plastics industry with a sizeable cost advantage largely related to its direct importation of plastic waste from Europe (Germany, Spain and Holland), where over 50% of plastic waste (typically plastic packaging) is recycled. In Germany, where 80% of plastic waste is recycled, and in the other EC countries, the Company is able to obtain higher grades of plastic which reduces processing cost. Further, cost decreases result from direct shipping of the wastes from the supplier/recycler to the Company— the importer/processor. While Guanwei is subject to import quotas imposed by the Chinese government, it intends to apply for increases in the quota as its operations expand. Entering 2010, the Company has developed secure, long-term sources of raw materials from ten suppliers.

Chinese Government and Euro Approved Processing

Guanwei is able to achieve the cost savings in direct importing because it is one of very few LDPE processors in China that meet both **Chinese government and EURO processing standards.** The Company is examined every two years and visited randomly to ensure it maintains the exacting standards of **Germany's TUV Rheinland Cert GmbH environmental auditors.**

Maintaining Environmental Leadership

Every phase of Guanwei's production process is focused on manufacturing clean, non-composite totally recyclable plastics into the marketplace. **This emanates from the sincere dedication of its founders and employees to environmental stewardship and keeping China clean for decades to come.** From the importation of raw materials in containers inspected by China Inspection and Quarantine to the processing of sewage in a 4800 square meter area that is over 10 meters deep and served by 18 modern suction pumps, every effort is taken to keep the air and the earth clean.

The Guanwei Recycling Production Process


Raw Material Classification
Smashing
Washing & Packing
LDPE Final Product
Plastic wastes are classified by hand by color. Workers are paid at piece rate to motivate productivity
Currently, GPRC has 8 smashing machines to process materials during the smashing cycle
Plastics are washed several times to increase cleanliness and enhance quality
32 Plastic grain machines— the largest production capacity in China

Production Yield: about 76% in in 2009

Management

Chen Min-40-**Chairman of the Board** and **CEO**-Mr. Chen is the founder of Guanwei and has served as its Chief Executive Officer and Chairman of the Board of Directors since inception in 2005; from 1999 to 2005, Mr. Chen served as Chief Executive Officer and Chairman of the Board of Directors of Fuqing Huanli Plastic Corp. He holds a Bachelors degree in economics from Xiamen University. Mr. Chen studied at both Japan Arsker College and Japan University and obtained degrees in economics, and obtained a Masters degree in innovative administration from Tsing Hua University in 2009. While in Japan, Mr. Chen completed a study of the advanced Japanese recycling business and upon returning to China in 1999, he established Gaoming Plastics Inc., a plastic recycling business. Mr. Chen has been working since to expand the scale and level of recycling in China in a cost-efficient way.

Yang Feng-40-**Chief Financial Officer**- Mr. Yang has served as CFO of Guanwei since 2009; from 2007 to 2009, he served as CFO of Xi'An Li Ao Technology Inc. From 2003 to 2006, he worked as the financial controller for China Diary Group Limited (CHDA, Singapore Securities Exchange listing) and served as the Chief Financial Officer for Xi'An Silver Bridge Bio-tech Corp. (a Singapore listing corp.) from 2001 to 2003. Mr. Yang is a certified public accountant in China and has over 18 years of accounting experience. He earned a Bachelors degree in Accounting from China Northwest University.